Exhibit (a)(1)(Z)

AMENDED ELECTION FORM
TO PARTICIPANTS IN THE
HOME DEPOT OF CANADA INC.
RETIREMENT INCOME PLAN (“Retirement Plan”)

Your election must be received no later than 5:00 P.M., New York City time, on August 28, 2007, to be included in the tabulation, unless the tender offer is extended.

In accordance with The Home Depot, Inc. (the “Company”) Offer to Purchase dated July 10, 2007, as supplemented and amended by the Supplement to Offer to Purchase dated August 10, 2007 (collectively, the “Offer to Purchase”), I hereby instruct Sun Life Assurance Company of Canada (“Sun Life”) to tender shares of Company common stock allocated to my Retirement Plan account prior to the expiration of such Offer to Purchase, as follows:

☐	1. I WANT TO MAXIMIZE the chance of having the Company purchase all of the shares I tender. Accordingly, by checking this ONE BOX INSTEAD OF ONE OF THE PRICE BOXES BELOW, I am willing to accept the purchase price determined by the Company pursuant to the Offer (as defined in the Offer to Purchase). This action could result in receiving a price per share as low as $37.00.

☐	2. By writing a percentage of shares allocated to my Retirement Plan account in one of the spaces below INSTEAD OF CHECKING THE BOX ABOVE, I elect to tender shares at the price indicated. This action could result in none of the shares being purchased if the purchase price for the shares is less than the price selected. If the purchase price for the shares is equal to or greater than the price selected, then the shares purchased by the Company will be purchased at the purchase price determined pursuant to the Offer, subject to the terms of the Offer to Purchase.

PRICE (IN U.S. DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

% at $37.00	% at $38.00	% at $39.00	% at $40.00	% at $41.00
% at $37.25	% at $38.25	% at $39.25	% at $40.25	% at $41.25
% at $37.50	% at $38.50	% at $39.50	% at $40.50	% at $41.50
% at $37.75	% at $38.75	% at $39.75	% at $40.75	% at $41.75
% at $42.00

Note:  The sum of the percentage you write in must not exceed 100%. If the percentage exceeds 100%, none of the shares allocated to your account will be tendered. A participant who desires to tender shares at more than one price must complete a separate form for each price selected.

You understand that Sun Life has the sole authority under the Retirement Plan to tender Plan Shares as described herein. However, under the terms of the Retirement Plan, each participant or beneficiary, including you, must instruct Sun Life to offer the shares allocated to your account under the Retirement Plan for sale in accordance with the terms of the Offer to Purchase. Sun Life will not act without those instructions.

If valid instructions to tender shares are not received by 5:00 p.m., New York City time, on August 28, 2007, the shares allocated to your Retirement Plan account will not be tendered, unless the Company extends the Offer to Purchase. Please note that your instructions as to whether or not you tender will be kept confidential from the Company. You also may request Sun Life to withdraw any tender instruction you have previously submitted, as long as you do so prior to 5:00 p.m., New York City time, on August 28, 2007 by delivering a withdrawal notice to Computershare. If the tender offer is extended, then you must ensure that Computershare receives any withdrawal notice or election forms that you send by 5:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date. To withdraw an instruction, you must complete, sign and date a withdrawal form and make sure it is received by Computershare no later than 5:00 p.m., New York City time, on August 28, 2007, unless the Company extends the offer. The request to withdraw the information sent to Computershare must: (i) specify the name of the participant or beneficiary who has made the instruction that is being withdrawn, and (ii) specify the name of the participant or beneficiary in the same manner as the original signature on the Election Form by which the instruction that is being withdrawn was made. To obtain a withdrawal form, refer to your original tender offer materials, visit the myCompany page on myApron, or contact Sun Life Assurance Company of Canada at 1-866-733-8612.

Signature	, 2007 Date

Incorrectly completed or unsigned forms will be discarded in the Tender Offer.